PRESS RELEASE

LAS VEGAS, NEVADA, August 14, 2015 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the second quarter ended June 30, 2015.

Consolidated Net revenues were $95.7 million for the second quarter of 2015 compared to $89.4 million for the second quarter of 2014, an increase of 7.0%. ACEP reported second quarter net income of $7.4 million for 2015 compared to net income of $1.7 million for the second quarter of 2014. Adjusted EBITDA increased 20.0% to $22.2 million for the second quarter of 2015 compared to $18.5 million for the second quarter of 2014. Adjusted EBITDA Margin increased to 23.2% compared to 20.7% in 2014.

The increase in consolidated Net revenues for the second quarter of 2015 was driven by the casino, hotel and food and beverage divisions and was primarily the result of increased slot and table games revenue, higher occupancy, increased average daily rates, and higher food and beverage covers. ACEP has reported year over year increases in Net revenue in each of the last six quarters, and year over year increases in Adjusted EBITDA in five out of six quarters. Both Net revenues and Adjusted EBITDA were the highest second quarter and first six months results since the second quarter and first six months of 2008.

On July 7, 2015, we entered into a Credit and Guaranty Agreement in an aggregate principal amount of $310.0 million, consisting of $295.0 million New Term Loans, and a $15.0 million New Revolving Credit Facility. The proceeds of the New Term Loans were used, together with cash on hand of approximately $17.4 million, to repay in full the Company’s existing obligations under the 2013 Credit Agreements. We expect to reduce our cash paid for interest by approximately $7.0 million in the first twelve months.

The Stratosphere - Stratosphere’s Net revenues increased 11.1% in the second quarter of 2015 compared to the second quarter of 2014. Hotel revenue increased 20.3% in the second quarter of 2015 compared to the second quarter of 2014, due to a 5.7 percentage point increase in occupancy and a 12.9% increase in average daily room rates. In the second quarter of 2015, casino revenues increased 7.1% due primarily to increased slot and table games revenue. Food and beverage revenues increased 9.5% due to increased food and beverage covers. Tower revenue fell 2.3% due primarily to decreased Sky Jump admissions. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA Margin during the second quarter of 2015.

Arizona Charlie’s - The Arizona Charlie’s Net revenues increased 4.9% in the second quarter of 2015 as compared to the second quarter of 2014. Casino revenues increased 3.2% on increased slot coin-in and table games hold. Hotel revenues increased 20.8% due to increased occupancy at both properties and higher average daily room rates at Arizona Charlie's Decatur and food and beverage revenues increased 9.1% due to increased food covers. Due to increased revenues, Adjusted EBITDA and Adjusted EBITDA Margin increased at the Arizona Charlie’s properties during the second quarter of 2015 as compared to the second quarter of 2014.

The Aquarius - The Aquarius’ Net revenues increased 2.4% in the second quarter of 2015 compared to the second quarter of 2014. Hotel revenue decreased 2.7% in the second quarter of 2015 as occupancy decreased to 52.9% in the second quarter of 2015 compared to 56.4% in the second quarter of 2014. Casino revenue increased 3.1% due to increased slot and table revenue. Food and beverage revenue increased 2.4% due to a higher average check per cover. Adjusted EBITDA and Adjusted EBITDA Margin both increased in the second quarter of 2015 as compared to the second quarter of 2014.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Financial Statistics as of June 30, 2015:
•	Cash	$72.8 million
•	Unrestricted Cash	$64.7 million
•	Consolidated Total Debt	$301.6 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended June 30, 2015	$14.9 million

Conference Call Information:
We will hold our second quarter 2015 earnings conference call, Friday, August 14, 2015 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-505-4375
(US/Canada toll-free). The pass code is 9612035.
A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$51.6	$49.5	$106.7	$102.8
Hotel	22.0	19.3	41.4	36.3
Food and beverage	20.1	18.6	39.1	36.4
Tower, retail, entertainment and other	8.9	8.5	17.1	16.4
Gross revenues	102.6	95.9	204.3	191.9
Less promotional allowances	6.9	6.5	14.2	13.5
Net revenues	95.7	89.4	190.1	178.4

Costs and expenses:
Casino	15.8	15.9	32.2	32.4
Hotel	9.5	8.9	18.3	17.1
Food and beverage	14.9	14.1	28.8	27.6
Other operating expenses	2.8	2.9	5.6	5.9
Selling, general and administrative	30.7	32.1	61.4	61.2
Depreciation and amortization	7.4	7.3	14.7	14.7
Total costs and expenses	81.1	81.2	161.0	158.9
Income from operations	$14.6	$8.2	$29.1	$19.5

EBITDA Reconciliation:
Net income	$7.4	$1.7	$15.4	$6.2
Interest expense	6.1	6.5	12.5	13.3
Depreciation and amortization	7.4	7.3	14.7	14.7
EBITDA	$20.9	$15.5	$42.6	$34.2
Numbers may vary due to rounding.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income	$7.4	$1.7	$15.4	$6.2
Interest expense	6.1	6.5	12.5	13.3
Depreciation and amortization	7.4	7.3	14.7	14.7
Loss on debt redemption	1.1	—	1.1	—
Other non-recurring and extraordinary expenses[1]	0.2	3.0	0.6	3.0
Adjusted EBITDA	$22.2	$18.5	$44.3	$37.2
Adjusted EBITDA Margin	23.2%	20.7%	23.3%	20.9%

Numbers may vary due to rounding.

1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “2013 Credit Agreements”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
WPU - Slot
Stratosphere	138.25	123.67	138.81	127.24
Decatur	132.11	127.84	135.35	133.52
Boulder	93.89	88.48	94.99	92.59
Aquarius	161.77	156.77	174.10	163.61
ACEP Consolidated	134.07	127.08	139.06	132.32

WPU - Tables
Stratosphere	877.03	762.74	866.51	817.75
Decatur	676.76	477.29	674.01	513.50
Boulder	329.92	336.47	338.03	352.46
Aquarius	626.35	629.39	620.74	564.10
ACEP Consolidated	723.83	647.60	715.80	653.95

ADR
Stratosphere	72.85	64.53	72.14	65.10
Decatur	47.08	45.06	47.51	46.81
Boulder	45.11	45.50	44.99	46.16
Aquarius	55.74	53.77	50.66	49.07
ACEP Consolidated	64.98	59.23	62.97	58.34

Hotel Occupancy %
Stratosphere	92.1	86.4	88.1	83.2
Decatur	91.9	83.4	86.5	77.0
Boulder	66.9	53.3	62.8	50.2
Aquarius	52.9	56.4	54.3	53.9
ACEP Consolidated	75.3	72.5	73.3	69.4

Net Revenue
Stratosphere	45.9	41.3	88.1	81.5
Decatur	15.5	14.8	31.6	30.6
Boulder	8.2	7.8	16.9	16.4
Aquarius	26.0	25.4	53.2	49.8
Corporate	0.1	0.1	0.3	0.1
ACEP Consolidated	95.7	89.4	190.1	178.4
Numbers may vary due to rounding.

1.	Statistics for Slot and Tables WPU and ADR for prior year periods have been restated to current method of calculation.

2.	Win per Unit-Slots represents the total amount wagered in slots divided by the average number of slot units and days during the period.

3.	Win per Unit-Tables represents the total amount wagered on tables divided by the average number of table units and days during the period.

4.	Average Daily Room Rate is hotel revenue divided by occupied rooms per day.

5.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

6.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreements. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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